EXHIBIT 99

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                HENC Announces Voluntary Delisting from OTCQB

HOUSTON, TEXAS -- April 29, 2016. Holloman Energy Corporation (HENC.OTCQB) announces its intention to file a Form 15 (Certification of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 (the "1934 Act")) with the U.S. Securities and Exchange Commission (the "SEC"). The filing of the Form 15 will immediately suspend Holloman's obligation to file reports with the SEC. Holloman also expects the termination of its 1934 Act registration to cause its common shares to be removed from trading on the OTCQB Venture Marketplace (the "OTCQB"). Holloman expects to file the Form 15 on May 2nd, 2016 and expects its registration to be terminated effective approximately 90 days after the filing of the Form 15.

The termination of the registration of its common shares and removal from trading on the OTCQB is part of the Company's efforts to reduce costs and conserve cash. It is intended to reduce listing and reporting fees, and legal and administrative fees associated with the listing of the common shares on the market.

HENC's Board of Directors determined that the costs and compliance obligations of maintaining the registration of the Company's common shares outweigh the benefits to Holloman Energy and its shareholders at this time and have voted to terminate the 1934 Act registration and cause the common shares to be withdrawn from trading on the OTCQB.

The Company expects that its common shares will be qualified for trading on the OTC Pink Sheets following the effective date of the delisting from the OTCQB. The Company has complied with all applicable state and federal securities laws in connection with the delisting.

About Holloman Energy

Holloman is focused on exploring and producing oil in Australia's Cooper Basin. Holloman's Cooper Basin licenses include interests in PEL 112 and PEL 444 which currently comprise 2,252 km(2) (approximate 555,000 gross acres, 270,000 net acres) on the prolific Western Margin of Australia's Cooper - Eromanga Basin.

Forward-Looking Statements: This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to publicly update any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's filings with the SEC.



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ON BEHALF OF THE BOARD OF DIRECTORS

Holloman Energy Corporation
http://www.hollomanenergy.com

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Contact:

         Holloman Energy Corporation
         Gina Serkasevich
         (281) 260-0193